Pyramid Oil Company	Exhibit 99.1 FOR IMMEDIATE RELEASE:

Pyramid Oil Company Reports Third Quarter
and Nine-Month Financial Results

Selected Highlights:
•	29% Increase in Nine-month Oil and Gas Sales Drives Strong Improvements in Year-to-date Operating Income and Net Income
•	Operating Cash Flow Reaches $2.0 Million at Nine-Month Mark
•	Cash, Cash Equivalents and Short-term Investments increase to $5.5 Million from $4.6 Million at December 31, 2011

BAKERSFIELD, Calif. – November 14, 2011 – Pyramid Oil Company (Amex: PDO) today announced financial results for its year-to-date and third quarter periods ended September 30, 2011.

Through nine months, oil and gas sales increased 29% to $4.3 million from $3.3 million in the nine-month period last year. The increase was due to higher average crude oil prices, which increased by $29.50 per average barrel of oil equivalent (BOE) to $103.72 from $74.22 per average BOE in the comparable 2010 period.  Total revenue increased 18% to $4.3 million from $3.7 million in last year’s nine-month period.  Total revenue in the 2010 nine-month period included a $321,000 gain on the third quarter sale of a portion of the Company’s interest in a Texas natural gas joint venture.

Nine-month operating income improved to $726,000 compared with $145,000 during the 2010 nine-month period.  Net income increased 175% to $751,000, or $0.16 per share, from net income of $273,000, or $0.06 per share, during the same period last year.  Pyramid reported cash flow from operations of $2.0 million, up 38% from $1.4 million during the first nine months of fiscal 2010.

For the third quarter, revenue from oil and gas sales increased 29% to $1.4 million from $1.1 million in the same quarter last year.  Average crude oil prices during the quarter increased $31.80 per average BOE to $105.06 from $73.26 per average BOE in the 2010 third quarter.  Total revenue was $1.4 million, flat versus revenue of $1.4 million in last year’s third quarter, which included the previously mentioned $321,000 gain on the sale of fixed assets.

Third quarter operating loss, which included a $673,000 non-cash valuation allowance associated with Pyramid’s Pike 1-H horizontal joint venture well, was $162,000 versus operating income of $499,000 in last year’s third quarter.  Pyramid and joint venture partner Victory Oil Company continued efforts to address production challenges associated with the Pike 1-H.  However, the well has not responded favorably to a range of stimulation efforts.  Third quarter net income was $4,000, or $0.00 per share, versus net income of $394,000, or $0.08 per share, in the year-ago third quarter.

Pyramid’s balance sheet at September 30, 2011, included $5.5 million in cash, cash equivalents and short-term investments; up from $4.7 million at the end of the second quarter and $4.6 million at December 31, 2010.  Total current assets at September 30, 2011, were $6.5 million and working capital was $5.9 million.  Long-term debt was $39,000.

“We have achieved solid financial growth through the first three quarters of 2011, and we expect to finish the year with strong improvements in revenue, profitability and operating cash flow,” said John Alexander, president and CEO.  “Despite recent challenges with the Pike 1-H, we remain focused on enhancing shareholder value through increased production.  We have re-prioritized our drilling plans, and now intend to focus on new well opportunities that could generate higher production volumes than the re-drill program previously under consideration.  The first of our new wells is slated for early next year in our productive Carneros Creek field.  Once contract rigs are more accessible, we also intend to revisit various well re-entry opportunities.  The growing strength of our balance sheet clearly gives us the flexibility to pursue a range of options for enhancing our production portfolio.”

About Pyramid Oil Company
Pyramid Oil Company has been in the oil and gas business continuously since incorporating in 1909.  Pyramid acquires interests in land and producing properties through acquisition and lease, and then drills and/or operates crude or natural gas wells in an effort to discover or produce oil and/or natural gas. More information about the Company can be found at: http://www.pyramidoil.com.

Safe Harbor Statement
Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the completion and testing of wells. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Factors that could cause or contribute to such differences include, but are not limited to the value of crude oil or the performance of wells.

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CONTACTS:
John H. Alexander	Geoff High
President and CEO	Principal
Pyramid Oil Company	Pfeiffer High Investor Relations, Inc.
661-325-1000	303-393-7044

PYRAMID OIL COMPANY
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

REVENUES:
Oil and gas sales	$1,412,342	$1,099,464	$4,287,669	$3,329,594
Gain on sale of fixed assets	500	320,556	1,512	320,556

	1,412,842	1,420,020	4,289,181	3,650,150

COSTS AND EXPENSES:
Operating expenses	421,405	386,897	1,282,950	1,165,209
General and administrative	222,583	195,838	666,375	653,793
Stock based compensation	0	113,500	43,743	113,500
Taxes, other than income and payroll taxes	37,399	39,654	101,358	97,313
Valuation allowances	673,000	0	727,384	867,468
Provision for depletion,depreciation and amortization	184,208	151,855	595,631	498,115
Accretion expense	5,229	6,664	26,793	18,775
Other costs and expenses	31,280	26,403	118,964	90,946

	1,575,104	920,811	3,563,198	3,505,119

OPERATING INCOME (LOSS)	-162,262	499,209	725,983	145,031

OTHER INCOME (EXPENSE):
Interest income	12,193	13,521	38,704	29,904
Other income	0	3,600	500	9,997
Interest expense	-568	-30	-2,459	-333

	11,625	17,091	36,745	39,568
INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	-150,637	516,300	762,728	184,599
Income tax provision (benefit)
Current	52,700	47,200	163,300	92,100
Deferred	-207,600	75,300	-151,500	-180,100
	-154,900	122,500	11,800	-88,000

NET INCOME	$4,263	$393,800	$750,928	$272,599

BASIC INCOME PER COMMON SHARE	$0.00	$0.08	$0.16	$0.06

DILUTED INCOME PER COMMON SHARE	$0.00	$0.08	$0.16	$0.06

Weighted average number of common shares outstanding	4,683,853	4,677,728	4,682,492	4,677,728

Diluted weighted average number of common shares outstanding	4,685,177	4,720,014	4,688,465	4,719,276

PYRAMID OIL COMPANY
BALANCE SHEETS

ASSETS

	September 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$2,267,006	$1,535,532
Short-term investments	3,190,618	3,058,528
Trade accounts receivable	532,333	508,457
Joint interest billing receivable	10,776	0
Income taxes receivable	9,498	0
Crude oil inventory	96,697	86,361
Prepaid expenses and other assets	92,661	230,876
Deferred income taxes	262,500	245,100

TOTAL CURRENT ASSETS	6,462,089	5,664,854

PROPERTY AND EQUIPMENT, at cost
Oil and gas properties and equipment (successful efforts method)	19,110,614	18,101,529
Capitalized asset retirement costs	401,242	389,463
Drilling and operating equipment	1,956,371	1,946,805
Land, buildings and improvements	1,073,918	1,066,571
Automotive, office and other property and equipment	1,180,042	1,182,613

	23,722,187	22,686,981
Less: accumulated depletion, depreciation, amortization and valuation allowances	-19,928,176	-18,687,908

TOTAL PROPERTY AND EQUIPMENT	3,794,011	3,999,073

OTHER ASSETS
Deferred income taxes	842,600	708,500
Deposits	250,000	250,000
Other Assets	17,380	7,380

TOTAL OTHER ASSETS	1,109,980	965,880

TOTAL ASSETS	$11,366,080	$10,629,807

PYRAMID OIL COMPANY
BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

	September 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)

CURRENT LIABILITIES:
Accounts payable	$48,651	$73,374
Accrued professional fees	123,045	122,506
Accrued taxes, other than income taxes	32,143	63,361
Accrued payroll and related costs	77,416	60,365
Accrued royalties payable	203,983	193,052
Accrued insurance	0	86,888
Accrued income taxes	0	12,800
Current maturities of long-term debt	32,015	13,473

TOTAL CURRENT LIABILITIES	517,253	625,819

LONG TERM DEBT, net of current maturites	38,541	26,946

LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	1,273,765	1,235,193

TOTAL LIABILITIES	1,829,559	1,887,958

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock-no par value;10,000,000 authorized shares;no shares issued or outstanding	0	0
Common stock-no par value;50,000,000 authorized shares;4,683,853 shares issued and outstanding	1,682,971	1,639,228
Retained earnings	7,853,550	7,102,621

TOTAL STOCKHOLDERS' EQUITY	9,536,521	8,741,849

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,366,080	$10,629,807